Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of February 15, 2007, is entered into by and between Fieldstone Mortgage Company, a Maryland corporation with an office at 11000 Broken Land Parkway, Suite 600, Columbia, Maryland 21044 (the “Company”), Credit-Based Asset Servicing and Securitization LLC, a Delaware limited liability company with an office at 335 Madison Avenue, 19th Floor, New York, New York 10017 (“C-BASS”), and Michael J. Sonnenfeld, residing at 3531 Mt. Zion Road, Upperco, Maryland 21155 (“Executive”).

WHEREAS, the Company and C-BASS have entered into an Agreement of Merger with Rock Acquisition Corp. (the “Merger Agreement”), whereby the Company will become a wholly-owned subsidiary of C-BASS; and

WHEREAS, the Company and C-BASS desire that the Executive continue to serve the Company following the consummation of the transactions described in the Merger Agreement on the terms and conditions set forth below, and the Executive desires to continue to serve the Company on the terms and conditions set forth below; and

WHEREAS, C-BASS is entering into this Agreement with respect to the benefits payable under Sections 6 and 7 and the Executive’s covenants under Sections 1 (b), 8 and 9.

IT IS HEREBY AGREED AS FOLLOWS:

1.	Term

(a) The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions of this Agreement, for a period commencing on the date (the “Merger Closing Date”) that the Company becomes a wholly-owned subsidiary of C-BASS in accordance with the terms of the Merger Agreement and ending at 11:59 p.m. E.D.T. on June 30, 2009 (the “Original Term”). The Employment Period (as hereinafter defined) shall be automatically extended beyond the Original Term for successive twelve-month periods (each, an “Additional Term”) unless, at least 90 days prior to the expiration of the Original Term or any Additional Term, the Company or the Executive shall give written notice to the other pursuant to the terms hereof that the Employment Period will not be extended. The Original Term and any and all Additional Terms are hereinafter collectively referred to as the “Employment Period,” and each twelve-month period beginning July 1 and ending June 30 included therein is hereinafter referred to as an “Employment Year.”

(b) In consideration for the Company’s obligations under this Agreement, the Executive hereby agrees that the Performance Share awards received on February 21, 2006 are cancelled without payment or other consideration, effective as of the Merger Closing Date.

2.	Duties and Services

(a) During the Employment Period, the Executive shall serve as the Chief Executive Officer and President of the Company. The Executive shall be subject to direction and control from or by the Board of Directors (the “Board”) of the Company, the Board of Managers of C-BASS, the Chief Executive Officer, President and Chief Operating Officer of C-BASS, the charter documents of the Company, as amended from time to time (“Company Charter Documents”) and, to the extent applicable, the Fifth Amended and Restated Limited Liability Company Agreement of C-BASS dated as of July 1, 2004, as amended from time to time (the “C-BASS LLC Agreement”). The Executive shall devote his full business time and efforts to the performance of his duties under this Agreement; provided that the Executive shall be entitled only with the express approval of the Board and the Board of Managers of C-BASS to conduct other activities for compensation and the Executive may retain any compensation received in connection therewith without set-off, adjustment or diminution of his salary, Bonus or any other rights hereunder; and, provided further that nothing in this Section 2 herein shall be construed to prevent the Executive from conducting charitable or public service activities without compensation for not-for-profit entities if such activities do not materially interfere with the performance of the Executive’s duties hereunder. During the Employment Period, Executive’s place of employment and performance of duties shall be at the office of the Company located in the Baltimore, Maryland metropolitan area, except for any business travel as the needs of the business of the Company shall reasonably require.

(b) At the Company’s reasonable request, the Executive will assist the Company during the Employment Period and thereafter in connection with any controversy or legal proceeding involving the Company or any of its affiliates relating to matters in which he was involved or of which he obtained knowledge during his employment with the Company. The Company shall reimburse the Executive for all reasonable out-of-pocket fees and expenses (including attorney’s fees, if any) incurred by Executive in complying with this clause (b).

3.	Compensation

(a) (i) As base compensation for his services hereunder, the Company shall pay the Executive a salary at the rate of $427,000 for each Employment Year. From time to time, the Board shall, at the request of the Executive, consider increasing the Executive’s salary to keep salary competitive within the industry and market, although the Board shall be under no obligation to increase such salary. Such salary shall be paid in equal installments and otherwise in accordance with the then normal pay cycle policy of the Company but in no event less often than monthly.

(ii) Concurrently with the closing of the transactions contemplated by the Merger Agreement and the effective date of this Employment Agreement, the Executive is acquiring the Restricted Equity Interest in C-BASS described in Annex 3(a) (ii)-A hereto and for the consideration set forth in such Annex 3(a)(ii). In connection with the acquisition of such Restricted Equity Interest, the Executive shall be required to execute and deliver to C-BASS a Rights and Joinder Agreement substantially in the form required by C-BASS’s Restricted Equity Plan.

(b) (i) The Executive shall be entitled to bonus compensation for each Employment Year in an amount to be determined by the Board; provided, however, that the amount of such bonus shall be at least $300,000. Notwithstanding the preceding sentence, the first bonus payable under this Agreement shall be payable for the Employment Year ending June 30, 2008.

(ii) The Executive shall be entitled, in addition to the bonus opportunity provided in clause (i) above, to receive awards of equity-based compensation and to participate in other incentive compensation plans established by the Company and/or C-BASS for senior executives of the Company or C-BASS, as the case may be, and their subsidiaries, for so long as such plans are maintained by the Company or C-BASS, as applicable, in its sole discretion. The equity-based compensation awards made to the Executive and the extent of the Executive’s participation in such incentive compensation plans shall be determined by the Company or C-BASS in its sole discretion and otherwise in accordance with the terms of the respective plan.

(c) The Company shall provide, and the Executive shall have the right to participate in, benefits customary in enterprises similar to the Company, which shall include such benefits as are materially comparable to those currently provided by the Company as of the date hereof and such other benefits as are approved by the Board or the Executive Committee of the C-BASS Board of Managers. Benefits may be modified without the consent of the Executive. The Executive shall be entitled to prior notice of any material change thereto affecting the Executive benefits during the term of this Agreement.

(d) The Company will provide the Executive with suitable director’s and officer’s liability insurance to the extent available on commercially reasonable terms. The Company shall not amend the provisions of its Charter Documents which relate to indemnification of officers, directors or other persons in a manner adverse to the Executive without the Executive’s consent.

(e) The Company may withhold from all payments and benefits due the Executive hereunder such sums as it is required to withhold under applicable law.

4.	Expenses: Vacations and Leave

(a) The Executive shall be entitled to reimbursement for travel and other out-of-pocket expenses reasonably incurred in the performance of his duties hereunder upon submission of written statements and bills in accordance with the then regular procedures of the Company.

(b) During each Employment Year, the Executive shall be entitled to the greater of (i) four (4) weeks of paid vacation or (ii) such annual paid vacation that the Executive would otherwise be entitled to under the Company’s paid leave policy applicable to the Company’s officers generally in effect from time to time. The Executive shall also be entitled to customary holiday and annual personal and sick leave, each of which shall be governed by the Company’s policy applicable to its officers generally and in effect from time to time with respect to the termination of unused vacation, personal and sick time.

5.	Representations and Warranties of the Executive

The Executive represents and warrants to the Company that (i) the Executive is under no contractual or other restriction or obligation under statutory or common law, that is inconsistent with or would be breached or violated by the execution of this Agreement, the performance of his duties hereunder or services to be performed for the Company, or the rights of the Company hereunder; and (ii) the Executive is under no physical or mental disability that would hinder him in the performance of his duties hereunder.

6.	Termination

Notwithstanding anything to the contrary herein contained, if on or after the date hereof and prior to the end of the Employment Period:

(a) the Executive should (i) become physically or mentally incapacitated or disabled and therefore unable fully to discharge his duties hereunder for a period of 120 consecutive days or 180 out of any period of 360 consecutive days, or he shall be certified as permanently disabled by a qualified physician jointly selected by the Executive and the Company acting in good faith who shall have conducted such examination of the Executive as he deems necessary (such an event, a “Disability”), or (ii) die, then the Company shall have the right, in addition to other rights and remedies as it may have under this Agreement or under applicable law, to give notice of termination of the Executive’s services hereunder as of a subsequent date to be specified in such notice (except that in the event the Executive’s employment terminates under clause (ii), such notice of termination shall be deemed to have been given on the second business day following the day on which the Executive’s death occurs and the subsequent date specified in such deemed notice shall be deemed to be the following day), and Executive’s employment hereunder shall terminate on the date so specified; provided, that the Company shall pay to the Executive or his personal representative the following: (i) his then current salary through the longer of six months or the end of the Employment Year, but not longer than the end of the Employment Period, disregarding any Additional Term that has not yet commenced, (ii) a cash bonus equal to the greater of (x) $300,000 and (y) the cash bonus received by the Executive for the most recently completed Employment Year, prorated through the end of the fiscal quarter when such death or Disability occurred, (iii) in the case of Disability, all insurance and other benefits provided to the Executive as of the date of termination for the longer of the end of the Employment Period, disregarding any Additional Term that has not yet commenced, or 18 months, provided, however, that if any such insurance or other benefit coverage cannot be provided by the Company pursuant to the terms of any such insurance or benefit plan then maintained by the Company or due to application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will pay to the Executive the reasonable value of obtaining such insurance or benefit coverage for the relevant period, and (iv) any other accrued and unpaid amounts due the Executive under the terms hereof. Any disability benefits which may be available to the Executive at the time of termination shall be provided in accordance with the respective terms of the applicable disability benefit plan. The salary payments called for by clause (i) of the preceding sentence shall be payable to the Executive in accordance with the Company’s then current pay cycle for other employees of the Company; the amount called for by clause (ii) of the preceding sentence shall be payable at such time as Bonuses are paid to the other employees in respect of the Employment Year in which the Executive’s termination shall have occurred, but in no event shall such payment be made later than the forty-fifth day immediately following the end of the related Employment Year; the amount called for by clause (iv) of the preceding sentence shall be payable within ten days after the end of the fiscal quarter when such death or Disability occurred.

(b) the Executive shall terminate his employment under this Agreement without “Good Reason” (as defined below) or the Company shall terminate the Executive’s employment hereunder for “Cause” (as defined below), then the Company shall have the right, in addition to such other rights and remedies as it may have under this Agreement or under applicable law, to give notice of termination of the Executive’s services hereunder as of the date specified in such notice, provided such specified date shall not be more than 60 days from the date such notice is delivered to the Company, and the Executive’s employment hereunder shall terminate on the date so specified; provided, that the Company shall pay to the Executive within ten days of such termination any salary and benefits due the Executive hereunder but not yet paid through the date of termination. If the Company shall have terminated the Executive’s employment under this Section 6(b) and such termination shall have been for Cause based exclusively on conduct of the Executive described in clause (iv) of the definition of “Cause” below, then in addition to the amount payable pursuant to the proviso at the end of the first sentence of this Section 6(b), the Company shall pay the Executive (x) an amount, payable within 30 days of his termination, equal to his then current annual base salary, except that if there are less than 365 days remaining in the Employment Period on the date of such termination (disregarding any Additional Term that has not yet commenced), such amount shall be equal to such base salary multiplied by a fraction in which the numerator is the number of days remaining in the Employment Period and the denominator is 365 and (y) a Bonus equal to that paid to the Executive for the Employment Year immediately preceding the Employment Year of termination, payable within 30 days of his termination, except that if there are less than 365 days remaining in the Employment Period on the date of such termination (disregarding any Additional Term that has not yet commenced), the Bonus payment to be made to the Executive shall be equal to the Bonus amount computed in the preceding portion of this clause (y) multiplied by a fraction in which the numerator is the number of days elapsed in the current Employment Year and the denominator is 365.

As used herein, the Company shall be deemed to have “Cause” to terminate the Executive’s services hereunder in the following circumstances:

(i) conviction of or a plea of guilty or nolo contendere in connection with a felony or a crime involving moral turpitude,

(ii) conviction of or a plea of guilty or nolo contendere in connection with any other act causing material detriment to Company involving dishonesty or fraud, including misappropriation or embezzlement,

(iii) a determination that (A) the Executive has materially breached Section 8 or Section 9 of this Agreement or (B) the Executive has conducted activities for compensation other than those conducted for the Company or permitted pursuant to this Agreement or (C) the Executive has conducted charitable or public service activities that have materially interfered with the performance of his duties hereunder, or (D) after taking his allotted vacation as specified under Section 4 (b) for the year, the Executive (I) has been absent from his employment for more time than is reasonably required for personal leave, without providing any evidence of illness, (II) during the time at which the Executive was present, has not devoted substantially all of his efforts to the business of the Company, or (III) a combination of the circumstances in (I) and (II) that is equivalent to the result had either of such circumstances separately occurred, and a failure by the Executive to correct such a material breach, to cease such other activities, to cure the items in subclause (D) within 20 days after receiving written notice by Company thereof (it is understood that a repetition of one or more of the occurrences identified in a notice under this clause (iii) within a period of one-year or less shall constitute “Cause” without the right to cure the repetition of such occurrence), or

(iv) a determination that, (A) the Executive’s job performance during a period of at least two consecutive months has been materially below the level of performance appropriate for the Executive’s job function in one or more respects that are reasonably identified by written notice to such Executive (the “initial notice”), and the Executive fails to cure each such specified performance deficiency as promptly as practicable (but not less than 30 days) following receipt of the initial notice, or (B) if each such deficiency is cured within such time frame, the Executive’s job performance during a period of at least two consecutive months occurring after the end of the period covered by the initial notice has been materially below the level of performance appropriate for the Executive’s job function in one or more respects other than those identified in the initial notice (it is understood that (x) a repetition of one or more of the performance deficiencies identified in the initial notice within a period of three years or less shall constitute “Cause” under this clause (iv) without the right to cure the repetition of such deficiency and (y) a repetition of one or more of the performance deficiencies identified in the initial notice within a period of more than three years shall be deemed to be a performance deficiency that is not identified in the initial notice) that are reasonably identified by another written notice to the Executive (an “additional notice”), and the Executive fails to cure each such specified performance deficiency as promptly as practicable (but not less than 30 days) following receipt of the additional notice, or (C) if each such deficiency is cured within such time frame, the Executive’s job performance during a period of at least two consecutive months occurring after the end of the period covered by the initial and additional notices has been materially below the level of performance appropriate for the Executive’s job function in one or more respects that are reasonably identified by another written notice to such Executive (it is understood that the Executive has no right to cure any such performance deficiency). Notwithstanding the foregoing, if the Executive alleges (and if requested by the Board, such allegation is confirmed as provided below) that a performance deficiency is caused by physical or mental incapacity, illness or disability the notice of such performance deficiency shall be deemed not to have been given. Such an allegation shall be deemed to be confirmed if in the opinion of a qualified physician jointly selected by the Executive and the Company acting in good faith who shall have conducted such examination as he deems necessary (which may include an examination of the Executive, an interview of any physician who has treated the Executive for the physical or mental incapacity, illness or disability at issue and a review of the treatment records of such a treating physician) such performance deficiency was caused by physical or mental incapacity, illness or disability.

All determinations contemplated by clause (iii) or (iv) above (other than in the last sentence of clause (iv), which determination shall be made by the physician specified therein) shall be made by the Board.

(c) the Executive shall terminate his employment hereunder for Good Reason or the Company shall materially breach any material term of this Agreement and fail to correct such material breach within twenty days after written notice by the Executive thereof, the Executive shall have the right, as his sole remedy under this Agreement or otherwise, to give notice of termination of his services hereunder as of the date to be specified in such notice, provided such specified date shall not be more than 60 days from the date such notice is delivered to the Company, and the Executive’s employment hereunder shall terminate on the date so specified; provided, that the Company shall pay the following to the Executive within 30 days of such termination: (i) his salary through the end of the Severance Pay Period, (ii) a bonus equal to the greater of (x) $600,000 and (y) that paid to the Executive for the Employment Year immediately preceding the Employment Year of termination, in each case multiplied by the number of full and partial Employment Years remaining in the Severance Pay Period (counting the Employment Year in which the termination occurred as a full Employment Year and disregarding any Additional Term that has not yet commenced) and (iii) any other accrued and unpaid amounts due the Executive under the terms hereof. The payments required under clauses (i) and (ii) above shall be discounted to present value at a discount rate of 8% per annum applied to each future payment from the time it would have become payable to the date of such termination. In addition, the Company shall in such circumstance provide to the Executive continuing full benefit coverage under all of its insurance and other benefits plans provided to such Executive on the date of termination until the end of the Severance Pay Period, provided, however, that if any such insurance or other benefit coverage cannot be provided by the Company pursuant to the terms of any such insurance or benefit plan then maintained by the Company or due to application of Section 409A of the Code, the Company will pay to the Executive the reasonable value of obtaining such insurance or benefit coverage for the relevant period. On or after such date of termination the Executive shall be free to seek or accept other employment (subject to the provisions hereof) and such sum shall not be reduced in any manner by reason of any other earnings, income or benefits of or to the Executive from any other source. In addition to the foregoing, in the event the Severance Pay Period terminates prior to the expiration of the Non-Compete Period, and provided the Executive has complied in all material respects with the provisions of Section 8 hereof during the Non-Compete Period, the Company shall pay to the Executive an amount equal to (i) Executive’s salary at the date of termination for the period from the end of the Severance Pay Period through the end of the Non-Compete Period and (ii) a Bonus equal to the greater of (x) $600,000 and (y) that paid to the Executive for the Employment Year immediately preceding termination, in each case multiplied by a fraction the numerator of which is the number of full months occurring during the period commencing on the expiration of the Severance Pay Period through the end of the Non-Compete Period and the denominator of which is 12. The amount called for by clauses (i) and (ii) of the preceding sentence shall be payable not later than 10 business days following the end of the Non-Compete Period.

As used herein, the Executive shall be deemed to have “Good Reason” to terminate his services hereunder if either of the following occurs (i) a change in the duties and responsibilities assigned to the Executive that causes such duties and responsibilities to be materially and adversely inconsistent with the seniority and level of responsibility of the Executive as of the date of this Agreement, unless such change is agreed to by Executive (which agreement may be evidenced by a course of conduct and need not be in writing), and a failure of the Company to correct such change within 20 days after receiving written notice from the Executive or if a copy of such notice is not concurrently received by C-BASS, within 20 days after C-BASS receives such a copy (it being understood that a decision by the Company to wind up its operations shall not be deemed to result in Good Reason until the expiration of a period reasonably sufficient to allow the orderly sale of the Company’s assets in connection therewith, which period shall not exceed six months from the date of such decision by the Company to wind up its operations), or (ii) the relocation by the Company of its principal office to a location outside the Baltimore metropolitan area, other than a relocation approved by the Executive.

As used herein, “Severance Pay Period” shall mean (i) with respect to payment of salary or the provision of benefits, the period commencing on the day following termination of employment through the end of the Employment Period (disregarding any Additional Term that has not yet commenced), and (ii) with respect to the calculation of the bonus amount payable following termination of employment, the period commending on the day following termination of employment through the remaining Employment Period (disregarding any Additional Term that has not yet commenced). As used herein, the term “Non-Compete Period” shall mean the period from the date of termination of employment with the Company (which for purposes of Section 8 (b) shall be a termination whether or not pursuant to this Agreement) through and including the six month anniversary of such date of termination.

(d) the Company shall terminate the Executive’s employment without Cause and without Disability, the Executive shall have the right, as his sole remedy under this Agreement or otherwise, all other remedies being waived, to receive the same payments and benefits as if the Executive had terminated his employment under Section 6(c). Any termination of the Executive’s employment under this Section 6(d) may be effected for any reason or for no reason and shall be effective at such time as is contained in written notice to the Executive from the Company, provided the date of such termination shall not be more than 60 days after the date such written notice is delivered to the Executive.

(e) events occur giving rise to the termination of employment under circumstances covered by both Section 6 and Section 7, the provisions of either such Section which provide greater remedies to Executive shall apply to such termination and the provisions of such other Section shall not apply.

(f) if the Executive is a “specified employee” as such term is defined under Section 409A of the Code on the date of such Executive’s termination of employment and if the benefit to be provided under this Section 6 is subject to Section 409A of the Code and is payable on account of a termination of employment for reasons other than death or the Executive being “disabled” (as defined in such Section 409A), payment in respect of such benefit shall not commence until the 181st day following the Executive’s termination date.

In the event and to the extent that the Company fails to provide any benefits to the Executive as required by this Section 6, C-BASS shall be obligated to provide such benefit.

It is understood that a notice that the Employment Period will not be extended shall not constitute a termination of Executive’s employment under Section 6 or Section 7 hereof.

7.	Change in Control

(a) If a Change in Control (as defined below) shall have occurred during the Employment Period and while the Executive is still an employee of the Company, the Executive shall be entitled to the compensation provided below upon the termination, after such Change in Control, of the Executive’s employment with the Company where the termination by the Company of the Executive’s employment occurs within one year after the date of the Change in Control, other than for Cause (except that a termination for Cause as defined in clause (iv) of the definition of Cause in the Executive’s Employment Agreement shall not be considered a termination for Cause for purposes of this Section 7(a)) or upon the death or Disability of the Executive, such compensation being the sole remedy of the Executive under this Agreement or otherwise, all other remedies being waived. Any termination of the Executive’s employment under this Section 7(a) may be effected for any reason or for no reason.

(b) The date of the termination of the Executive’s employment shall be the effective date of such termination as specified in any written notice of termination given by the Company to the Executive, provided the date of such termination shall not be more than 60 days after the date such written notice is delivered to the Executive.

(c) For purposes of this Agreement, a “Change in Control” shall mean a Change in Control of C-BASS or a Change in Control of the Company.

(i) A Change in Control of C-BASS shall be deemed to have occurred in the event of any transaction if, immediately following such transaction, (x) Mortgage Guaranty Insurance Corporation (“MGIC”), Radian Group, Inc. (“Radian”, C-BASS Holding LLC and their respective Affiliates (as such term is defined in the C-BASS LLC Agreement) cease to have, in the aggregate, (A) at least a 51% interest in C-BASS’s profits, losses, and capital and (B) the right to elect at least a majority of the members of C-BASS’s Board of Managers, other than as a result of a transaction in which equity interests in C-BASS (with or without any additional businesses) (1) are distributed to the shareholders of MGIC , Radian or C-BASS Holding LLC (or to the shareholders of any publicly traded holding company owning MGIC, Radian or C-BASS Holding LLC), (2) are sold in a public offering or (3) are distributed and sold in a combination of transactions described in (1) and (2) above, or (y) greater than 50% of the then outstanding equity interests of Radian (not including equity interests owned by its Permitted Transferees (as defined in the C-BASS LLC Agreement) or MGIC (not including equity interests owned by its Permitted Transferees ) as the case may be, or their successors, are beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor to such Rule) by a Person (as defined in the C-BASS LLC Agreement) other than Radian or MGIC, except that no Change in Control shall be deemed to have occurred if for a period of one year after an event described in clauses (x) or (y) above that would have resulted in a Change in Control in the absence of this exception , the members of the C-BASS’s Board of Managers 60 days prior to such event (other than any Manager appointed by C-BASS Holding LLC) remain the only members of such Board.

(ii) A Change in Control of the Company shall be deemed to have occurred in the event of any transaction if, immediately following such transaction, (x) C-BASS ceases to own equity securities of the Company representing at least 51% of the voting power or value of the Company’s equity securities, other than as a result of a transaction in which equity securities of the Company (with or without any additional businesses) (1) are distributed to MGIC or Radian or their shareholders (2) are sold in a public offering or (z) are distributed and sold in a combination of transactions described in (1) and (2) above; or (y) the Company is liquidated or (z) all or substantially all of the assets of the Company are sold, other than a sale to a wholly-owned affiliate of C-BASS.

(d) If the Executive shall be entitled to any payment pursuant to this Section 7, then the Company shall pay to the Executive as severance pay in a lump sum, on the fifth day following the date of termination of the Executive’s employment, an amount equal to the sum of (i) two and one-half times his annual salary at the rate of salary in effect immediately preceding such termination and (ii) two and one-half times the greater of (x) $600,000 and (y) the annual Bonus paid to the Executive for the Employment Year immediately preceding the Employment Year in which such termination shall occur, except that if the employment termination shall have been for Cause based exclusively on conduct of the Executive described in clause (iv) of the definition of “Cause” herein, there shall be substituted for “two and one-half” in the foregoing clauses (i) and (ii), the number of full and partial years (but not more than two and one-half) remaining in the Employment Period (counting the Employment Year in which the termination occurred as a full Employment Year and disregarding any Additional Term that has not yet commenced). In addition, for the two-and-one-half-year period (or if the exception in the preceding sentence applies, for a period equal to the number determined under such exception) following the termination of Executive’s employment pursuant to this Section 7, the Company shall in such circumstance provide to the Executive continuing full benefit coverage under all of its insurance and other benefits plans provided to the Executive as of the date of termination, provided, however, that if any such insurance or other benefit coverage cannot be provided by the Company pursuant to the terms of any such insurance or benefit plan then maintained by the Company or due to application of Section 409A of the Code, the Company will pay to the Executive the reasonable value of obtaining such insurance or benefit coverage for the relevant period.

(e) If any amounts payable or treated as payable to the Executive in connection with a Change in Control (whether pursuant to this Agreement or under any other agreement, collectively, the “Total Severance Benefits”) would constitute “Excess Parachute Payments”, as defined in Section 280G(b)(1) of the Code the Total Severance Benefits payable to the Executive shall be reduced to the extent necessary such that the Total Severance Benefits no longer constitute “Excess Parachute Payments.”

(f) If the Executive is a “specified employee” as such term is defined under Section 409A of the Code on the date of such Executive’s termination of employment and if the benefit to be provided under this Section 7 is subject to Section 409A of the Code and is payable on account of a termination of employment for reasons other than death or disability (as defined in such Section 409A), payment in respect of such benefit shall not commence until the 181st day following the Executive’s termination date.

(g) In the event and to the extent that the Company fails to provide any benefits to the Executive as required by this Section 7, C-BASS shall be obligated to provide such benefits to the Executive.

8.	Non-Competition

(a) In view of the unique and valuable services the Executive has and is expected to render to the Company and C-BASS, the Executive’s knowledge of the customers, trade secrets and other proprietary information relating to the business of the Company and C-BASS and their customers and similar knowledge regarding the Company and C-BASS it is expected the Executive will continue to obtain, in consideration of the compensation to be received by the Executive hereunder, and in view of the substantial financial contributions which C-BASS is expected to make to the Company, the Executive shall not,

(i) during the period the Executive is employed by the Company and for the longer of the Severance Pay Period and the Non-Compete Period thereafter, directly or indirectly, for his own benefit or with, or through any other person or entity, own, manage, operate, control, loan personal funds or funds under his control to, or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with any entity, or acquiesce in the use of his name by any such entity, in a way in which the Executive shall be engaged in a “competitive business” (as defined below) within any state, territory or foreign jurisdiction where the Company or C-BASS is doing business or has plans for commencing business as of the date of Executive’s termination of employment. For purposes of this Agreement, a person or entity shall be engaged in a “competitive business” if such person or entity is engaged in the business of originating, purchasing, selling, servicing or securitizing residential mortgage loans or small balance commercial mortgage loans, purchasing, selling or resecuritizing tranches of mortgage-backed securities rated “BBB” or lower secured by residential mortgage loans or small balance commercial loans, purchasing or issuing collateralized debt obligations secured by asset backed securities, issuing credit default swaps relating to asset backed securities or if such person or entity is engaged in any business with respect to any other product, service or activity which shall generate at least 10% of the revenue of the Company or C-BASS (based on either of their last four quarterly financial statements prior to his leaving) during the one-year period prior to the termination of the Executive’s employment hereunder, or the entire period the Executive is employed hereunder, if shorter (such one year or shorter period hereinafter referred to as the “Look Back Period”), or any product, service or activity (i) which, during the Look Back Period, the Company or C-BASS had taken material steps to develop and (ii) which the Company or C-BASS could reasonably demonstrate that it believed would generate annual revenue of at least 10% of the aggregate annual revenue of the Company or C-BASS, as the case may be, during the Look Back Period, provided, that if the Executive’s employment hereunder is terminated under Section 6(b) based exclusively on conduct of the Executive described in clause (iv) of the definition of “Cause” herein, pursuant to subsection 6(c), subsection 6(d) or Section 7 hereof, or pursuant to the terms of this Agreement at the end of the Employment Period, this Section 8 will not be breached unless the Executive is personally engaged in a competitive business of the Company or C-BASS, as described above, it being understood that, if the Executive’s employment hereunder is terminated (i) pursuant to Section 6(b) based exclusively on conduct of the Executive described in clause (iv) of the definition of “Cause” herein, subsection 6(c) or subsection 6(d) hereof prior to a Change in Control, then circumstances in which the Executive has management or policy-making responsibilities, whether direct or indirect, with respect to any competitive business subject to this subsection 8(a)(i) shall be deemed personal competition by the Executive or (ii) simultaneously with or at any time after a Change in Control, for any reason or no reason, including pursuant to Section 6(b) based exclusively on conduct of the Executive described in clause (iv) of the definition of “Cause” herein, subsection 6(c), subsection 6(d) or Section 7 hereof, then only circumstances in which the Executive has direct management or policy-making responsibilities or other direct involvement with respect to any competitive business subject to this Section 8(a)(i) shall be deemed personal competition by the Executive, and provided, that this Section 8 will not be breached merely because the Executive owns not more than 2% of the outstanding common stock of a corporation, if, at the time of its acquisition by the Executive, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange or member of the National Association of Securities Dealers, Inc.;

(ii) for the longer of the Severance Pay Period and a period of one year after the Executive shall cease to be employed by the Company if the Executive’s employment is terminated under any circumstance other than termination pursuant to Section 6(b) based exclusively on conduct of the Executive described in clause (iv) of the definition of “Cause” herein, or termination pursuant to subsection 6(c), subsection 6(d) or Section 7 hereof, directly or indirectly (A) reveal the name of, solicit or interfere with, or endeavor or entice away from the Company or C-BASS any of its employees or (B) employ any person, or cause the employment by the Executive’s new employer of any person, who was an employee of the Company or C-BASS during the period the Executive is employed pursuant to this Agreement and whose employment by the Company or C-BASS shall have been terminated within one year prior to the date such employee becomes employed by the Executive;

(iii) for the longer of the Severance Pay Period and the Non-Compete Period if the Executive’s employment was terminated under any circumstance other than termination pursuant to Section 6(b) based exclusively on conduct of the Executive described in clause (iv) of the definition of “Cause” herein, or termination pursuant to subsection 6(c), subsection 6(d) or Section 7 hereof, directly or indirectly reveal the name of, solicit (for a competing product, service or activity) or interfere with, or endeavor to or entice away from the Company or C-BASS any customer with whom the Company or C-BASS did business in the twelve-month period preceding the date such cessation occurred.

(b) In the event the Executive’s employment with the Company is terminated after the end of the Employment Period, i.e. the Employment Period ends, the Executive’s employment continues and thereafter terminates, the Executive and the Company hereby agree that the provisions of Section 8(a) and (c) shall only be effective with respect to the Executive if the Company elects to have such provisions be effective (and in the event of such election the Executive shall be obligated to comply with the provisions of Section 8(a) and (c) ); such election shall be made by notice to the Executive, which notice may be given prior to the end of the Employment Period and (1) if the Executive did not give notice under Section 1 that the Employment Term would not be extended, such notice must be given no later than the earlier of (i) the six month anniversary of the end of the Employment Period and (ii) the date of the Executive’s termination of employment, and (2) if the Executive gave notice under Section 1 that the Employment Term would not be extended, such notice must be given no later than ten days after the date of the Executive’s termination of employment, provided that if the Executive has complied in all material respects with the provisions of Section 8(a) hereof during the Non-Compete Period, the Company shall be obligated to compensate the Executive in an amount equal to (i) Executive’s salary in effect at the date of termination for the term of the Non-Compete Period, and (ii) cash Bonus equal to the greater of (x) $600,000 and (y) that paid to the Executive for the employment year immediately preceding the employment year of termination. The amount called for by clauses (i) and (ii) of the preceding sentence shall be payable not later than 10 business days following the end of the Non-Compete Period. In addition, the Company shall provide to the Executive continuing full benefit coverage under all of its benefits plans provided to the Executive on the date of termination of Executive’s employment until the earlier of the end of the Non-Compete Period and the date on which the Executive fails to comply in all material respects with the provisions of Section 8(a), provided, however, that if any such insurance or other benefit coverage cannot be provided by the Company pursuant to the terms of any such insurance or benefit plan then maintained by the Company or due to application of Section 409A of the Code, the Company will pay to the Executive the reasonable value of obtaining such insurance or benefit coverage for the relevant period.

(c) Since a breach of this Section 8 could not adequately be compensated by money damages, the Company and C-BASS shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and the Executive hereby consents to the issuance of such injunction. The Executive agrees that the provisions of this Section 8 are necessary and reasonable to protect the Company and C-BASS in the conduct of their businesses. If any restriction contained in this Section 8 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. C-BASS shall be entitled to enforce the provisions of this Section 8 to the same extent as the Company.

9.	Confidential Information

(a) During the course of his employment by the Company, the Executive has had and will continue to have access to certain trade secrets and confidential information relating to the Company and C-BASS, and the Executive acknowledges that such information constitutes valuable, highly confidential, special and unique property of the Company and C-BASS. The Executive shall not, during the term of his employment under this Agreement or otherwise, or at any time thereafter, disclose any such trade secrets or confidential information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall he use them in any way, except as necessary in the course of his employment. The Executive understands and agrees that he shall acquire no rights to any such information. Notwithstanding the foregoing, the Executive shall not be required to keep confidential any information that (a) becomes generally available to and known by the public other than as a result of disclosure by Executive in violation of this Agreement or common law obligations of confidentiality; or (b) is obtained from a third party by Executive after his employment with the Company is terminated without an obligation of confidentiality. Further, if Executive is requested to disclose any confidential information, Executive will, if legally permitted, promptly notify the Company and C-BASS in order to permit it to seek a protective order or to take other appropriate action. If, in the absence of a protective order, Executive is compelled as a matter of law, regulation, legal process or by regulatory authority to disclose any portion of the confidential information, Executive may disclose to the party compelling disclosure only the part of such confidential information that is so required to be disclosed.

(b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the business of the Company and C-BASS, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company or C-BASS, whether prepared by the Executive or otherwise coming into his possession, shall remain the exclusive property of the Company and C-BASS, and the Executive shall not remove any such items from the premises of the Company, except in furtherance of his duties hereunder. The Executive shall return all tangible evidence of such confidential information to the Company and C-BASS prior to or at the termination of his employment.

(c) Nothing contained herein shall be construed to require the Executive to turn over to the Company or C-BASS, for any reason or purpose whatsoever, items of personal property owned by the Executive and used by him in connection with his employment by the Company, to the extent such property does not contain information or other material subject to subsection 9(a) or 9(b). The Executive may retain any publicly available documents as well as lists of customers or contacts or similar lists contained in his Rolodex or personal planner (or any similar material), it being understood that a copy of such portion of the information in any such personal property as contains information or other material subject to subsection 9(a) or 9(b) or as relates to intellectual property used in connection with the affairs of the Company or C-BASS, including without limitation, any publicly available document, his Rolodex and personal planner, shall be furnished to the Company and C-BASS in connection with the Executive’s termination of employment upon submission by the Company of a reasonably specific request therefore. For purposes of the foregoing sentence, the knowledge that the Executive brings with him to the Company shall be deemed to exclude all knowledge developed after the date the Executive first commenced employment with the Company. The improvements, enhancements and knowledge covered by the second preceding sentence hereto shall be the property of the Company and shall be subject to the provisions of subsection 9(a).

(d) Since a breach of this Section 9 could not adequately be compensated by money damages, the Company and C-BASS shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and the Executive hereby consents to the issuance of such injunction. The Executive agrees that the provisions of this Section 9 are necessary and reasonable to protect the Company and C-BASS in the conduct of their businesses. If any restriction contained in this Section 9 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. C-BASS shall be entitled to enforce the provisions of this Section 9 to the same extent as the Company.

10.	Arbitration

(a) (i) Unless prohibited by applicable law, the parties agree that any controversy, claim or dispute between the Executive and the Company or the Executive and C-BASS under this Agreement, shall be finally settled in accordance with the rules of the American Arbitration Association (“AAA”), except as expressly set forth below. It is the intent of the parties that any arbitration shall proceed as quickly as the interests of justice shall allow.

(ii) To the extent the Arbitration Panel (as defined below) does not possess the power to subpoena witnesses necessary to the resolution of a controversy, claim or dispute brought hereunder which a court of competent jurisdiction would possess, such controversy, claim or dispute shall not be subject to the terms of this Section 10 and shall instead be subject to resolution in such court.

(b) Any arbitration shall be held in Baltimore, Maryland. Subject to subsection 10(i) hereof, the parties agree that the federal and state courts sitting in the State of Maryland shall have exclusive jurisdiction over an action brought to enforce the rights and obligations created in or arising from this agreement to arbitrate, and each of the parties hereto irrevocably submits to such exclusive jurisdiction. Process in any action arising out of this Agreement may be served on any party to the Agreement anywhere in the world by delivery in person against receipt or by registered or certified mail, return receipt requested.

(c) The arbitration shall be held before an independent three-member panel of experts (the “Arbitration Panel”) established by the parties. One member of the Arbitration Panel shall be selected by the Executive, a second member shall be selected by the Company (or C-BASS if C-BASS is a party to the arbitration), and the third member (the “Arbitration Chairperson”) shall be selected jointly by the members of the Arbitration Panel selected by the Executive and the Company or C-BASS, as applicable. No member of the Arbitration Panel (an “Arbitration Panel Member”) shall be current or previous officer, director or employee of either the Company, C-BASS, Radian, or MGIC or any of their respective subsidiaries. The party requesting arbitration shall provide written notice to the other party of the name, address and phone number of the Arbitration Panel Member it selects. Within 15 business days following receipt of such written notice, the other party shall select an Arbitration Panel Member and provide written notice of the name, address, and phone number of the individual it selects to the party requesting arbitration. If, for any reason, either party fails to select an arbitrator within the times prescribed herein, then the AAA shall select the arbitrator on such party’s behalf. Within 15 business days thereafter, the two Arbitration Panel Members selected by (or on behalf) of Executive and the Company or C-BASS, as applicable, shall jointly select the Arbitration Chairperson. If, for any reason, the Arbitration Panel Members selected by the Executive and the Company or C-BASS, as applicable, fail, refuse, or are otherwise unable jointly to select an Arbitration Chairperson, either party may request that the AAA select the Arbitration Chairperson.

(d) The Arbitration Panel, by majority vote, shall establish reasonable time periods for the parties’ submission to the Arbitration Panel of written arguments and supporting files, documents, data and other information which each party deems relevant to the controversy, claim or dispute subject to arbitration. The Arbitration Panel shall provide appropriate written notice of such time periods to each party. The Arbitration Panel shall also establish the procedures under which it shall review and consider the submissions of each party. If the Arbitration Panel determines that additional information is necessary, it shall, by written notice to both parties, request such information from the party or parties, and establish a reasonable time period for the submission of such information.

(e) In connection with any arbitration commenced hereunder, the parties agree to permit discovery in accordance with AAA rules, as may be modified or amended by a majority decision of the Arbitration Panel. Any disputes concerning discovery shall be resolved by the Arbitration Panel.

(f) In making any determination, award, order or judgment, the Arbitration Panel is instructed to preserve, as nearly as possible, to the extent compatible with applicable law, the original business and economic intent of the parties embodied in this Agreement.

(g) The authority of the Arbitration Panel shall be limited as follows:

(i) the Arbitration Panel shall have no authority to consider, decide or determine any issues, controversies or disputes that are not covered by the terms of this Agreement;

(ii) the Arbitration Panel shall have no authority whatsoever to award punitive or exemplary damages; and

(iii) the Arbitration Panel shall have no authority to fashion or order any remedy not contemplated by this Agreement where specific remedies (including without limitation determinable monetary amounts) are set forth herein.

(h) No arbitration hereunder shall include, by consolidation, joinder, or, in any other manner, any additional persons or entities other than the parties to this Agreement, without the express written consent of the Executive and the Company.

(i) Any determination, award, order or judgment of the Arbitration Panel issued pursuant to the terms and conditions of this Agreement shall be by majority decision and shall be deemed final and not subject to appeal, except to the extent such determination, award, order or judgment shall be premised upon an erroneous application of or shall be contrary to applicable law, and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such determination, award, order or judgment.

(j) Each party shall bear responsibility for any fees or costs associated with the services provided by the Arbitration Panel Member it selected and its own attorney and expert witness fees and expenses. The parties shall equally share all other costs of arbitration, including, but not limited to, the fees and costs payable to the Arbitration Chairperson.

(k) The Arbitration Panel shall interpret this Agreement in accordance with the internal laws of the State of Maryland, without reference to such State’s conflict or choice of law rules.

(l) Any arbitration hereunder shall be conducted on a confidential basis.

(m) Either party may at any time apply to a court having jurisdiction for a temporary restraining order, preliminary injunction or other provisional remedy where such relief is necessary to protect its interests pending completion of the arbitration proceedings, but such remedies shall not be sought as a means to avoid or stay arbitration.

11.	Survival

The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Executive’s termination of employment.

12.	Modification

This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and such Agreements supersede all existing agreements between them concerning such subject matter. This Agreement may be modified only by a written instrument duly executed by each party.

13.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing (including by telecopy) and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given, or, in the case of telecopy notice, when received, at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 13). Notice to the estate of the Executive shall be sufficient if addressed and mailed to the Executive as provided in this Section 13. Any notice or other communication shall be deemed given at the time of receipt thereof.

14.	Waiver

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provisions of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

15.	Binding Effect

The Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrances, or the claims of the Executive’s creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and C-BASS and their successors and those who are their assigns under Section 7.

16.	Headings; Capitalized Terms

The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

17.	Counterparts; Governing Law

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to conflict of laws.

18.	Ambiguities

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

FIELDSTONE MORTGAGE COMPANY

By:	/s/ Teresa A. McDermott
Name:	Teresa A. McDermott
Title:	Senior Vice President & Controller

/s/ Michael J. Sonnenfeld
Michael J. Sonnenfeld

Acknowledged and Agreed:

With respect to Sections 6, 7, 8 and 9:

CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC

By:	/s/ Noelle Savarese
Name:	Noelle Savarese
Title:	Senior Managing Director